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                                                                    EXHIBIT 10.3

January 15, 2000

Howard A. Bain III
234 Vista del Monte
Los Gatos,  CA  93032

Dear Howard:

     It is a distinct pleasure to offer you employment with Vicinity Corporation as of January 16, 2000. From January 16, 2000 to March 31, 2000 you will have the position of Director, Strategy. As of April 1, 2000, you will assume the position of Executive Vice President and Chief Financial Officer for Vicinity Corporation with responsibilities for finance, investor relations, legal and internal systems planning (e.g. ERP, financial planning and reporting). In this capacity you will report to Emerick Woods, President and Chief Executive Officer.

     Upon commencement of your regular employment by Vicinity, you will be eligible for the comprehensive benefits package that we offer to our full time employees. Additionally, you will accrue PTO (paid time off) at a rate of 13.32 hours per month (4 weeks per year). Details of this package will be reviewed with you in your orientation on your first day of regular employment.

     In accordance with current federal law, you will be asked to provide documentation proving your eligibility to work in the United States. Please review the enclosed notice regarding the Immigration Reform and Control Act and bring proper documentation with you on your first day.

     Your salary through March 31, 2000 will be a total of $11,000 taking into consideration your pre-scheduled time-off. Your annualized base salary as of April 1, 2000 will be $225,000, which represents $9,375 semi-monthly. Pay periods are the 15th and last day of the month. You will also be paid a one-time signing bonus of $100,000. This signing bonus will be repayable to Vicinity based on a reducing pro-rata formula should you resign within 12 months of receiving this reimbursement.

     In addition to your base salary, you will be eligible to earn an annual performance bonus of up to $150,000 per fiscal year. One-half of this amount, or $75,000, will be paid quarterly ($37,250 per quarter) based on achievement of mutually agreed upon objectives. The remaining amount, or up to $75,000, will be paid in September of each year following the close of each fiscal year based upon achievement of Company objectives. This amount will be pro-rated for the period beginning on January 16, 2000 and ending on July 31, 2000.

     In addition to the above compensation you will be granted an option to purchase 350,000 shares of the Vicinity Corporation stock under the Company's 2000 Equity Participation Plan. These options will be non-qualified stock options and will be granted upon consummation of Vicinity's IPO at 85% of the IPO price. The options will vest over the four (4) year period beginning on January 16, 2000 with 25% vesting after twelve months, and 2.0833% vesting on the first day of each of the next 36 months. Other details of the 2000 Equity participation Plan are available upon request.

Special Terms

Termination without Cause
-------------------------

     In the event you are terminated without Cause (as defined below) the following will apply:

     . Salary and Benefits Continuance: 12 months based on current base salary paid per Vicinity normal pay periods
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     .  Options Vesting Continuance: Accelerated vesting of 12 months beyond the date of termination

     .  Definition of Cause: "Cause" means:

        1. your failure or refusal to carry out any proper direction by an officer of the Company with respect to services to be rendered by you, which failure remains uncured for a period of 10 days following delivery of notice to you by the CEO of the Company or the Board of Directors of the Company specifically identifying the basis of such failure or refusal;

        2. your committing any act involving willful misconduct or gross negligence in the performance of your duties to the Company;

        3. a willful act by you that the Employee which constitutes gross negligence in the performance of his duties hereunder and is injurious to the Company and which remains uncured for a period of 30 days following delivery of notice by the Board of Directors of the Company to the Employee;

        4. your convicted of a crime involving moral turpitude or any offense constituting a felony under the laws of any state or of the United States; or

        5. your commission of an act of fraud or embezzlement involving the Company or which results in a material loss, damage or injury to the Company.

Change of Control Event
-----------------------

     In the event that the Company enters into a transaction or series of related transactions in which (i) the Company consolidates or merges with any other corporation or business entity, after which the holders of the Company's outstanding shares immediately before such consolidation or merger do not, immediately after such consolidation or merger, retain stock or other equity interests representing a majority of the voting power of the surviving corporation or business entity or (ii) all or substantially all of the assets or capital stock of the Company are sold (each a "Change of Control Event"), then all of the shares remaining subject to vesting shall immediately vest; provided that you remain an employee of the entity that acquires the Company pursuant to a Change of Control Event for a period of 12 months following such Change of Control Event or you are terminated without Cause (as defined above) during such 12 month period ("Accelerated Vesting"). In the event such Accelerated Vesting affects pooling or affects the Company's ability to enter into a Change of Control Event, then the Options subject to Accelerated Vesting above shall not vest and/or be released from the Company's repurchase option on an accelerated basis. All Options not subject to Accelerated Vesting shall be subject to the terms and conditions of the 2000 Equity Participation Plan. In the event the Company enters into a Change of Control Event, you will have the right to elect either the Accelerated Vesting set forth in this paragraph or accelerated vesting under any similar provisions set forth in the 2000 Equity Participation Plan.

     In addition, in the event that you are terminated without Cause within 12 months following a Change of Control Event, your salary and benefits will continue for a period of 12 months following such termination based upon your then current base salary and will be paid per Vicinity normal pay periods

     If any payment or benefit you would receive under this severance in connection with a Change in Control when combined with any other payment or benefit you receive pursuant to the termination of your employment with Vicinity would constitute a "parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then such payment shall be either (1) the full amount of such payment or 2) such lesser amount (with cash payments being reduced before stock option compensation) as would result in no portion of the payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employment taxes, income taxes and the
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Excise Tax results in your receipt, on an after-tax basis, of the greatest amount of the payment notwithstanding that all or some portion of the payment may be subject to the Excise Tax.

     This letter does not constitute a guarantee of employment or a contract, and either you or the Company may terminate your employment with Vicinity Corporation at any time and for any reason. This offer supersedes all prior offers, both verbal and written.

     Please confirm your acceptance of this position by signing one copy of this letter, which will indicate your acceptance of our offer and return them to me.


Cordially,



    /s/  Emerick M. Woods
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Emerick M. Woods
President and Chief Executive Officer



I have read and accept the above offer:



    /s/  Howard Bain
------------------------------------------
Howard Bain


cc:    Human Resources
       Accounting